Exhibit 99.4(k)

Form 5305-RB (Rev. March 2002) Department of the Treasury Internal Revenue Service	Roth Individual Retirement Annuity Endorsement (Under section 408A of the Internal Revenue Code)	Do not file with the Internal Revenue Service

Name of Issuer Symetra Life Insurance Company		Check if this endorsement supersedes a prior Roth IRA endorsement . . . . ☐

This endorsement is made a part of the annuity contract to which it is attached, and the following provisions apply in lieu of any provisions in the contract to the contrary.

The annuitant is establishing a Roth individual retirement annuity (Roth IRA) under section 408A to provide for his or her retirement and for the support of his or her beneficiaries after death.

Article I

Except in the case of a rollover contribution described in section 408A(e), a recharacterized contribution described in section 408A(d)(6), or an IRA Conversion Contribution, the issuer will accept only cash contributions up to $3,000 per year for tax years 2002 through 2004. That contribution limit is increased to $4,000 for tax years 2005 through 2007 and $5,000 for 2008 and thereafter. For individuals who have reached the age of 50 before the close of the tax year, the contribution limit is increased to $3,500 per year for tax years 2002 through 2004, $4,500 for 2005, $5,000 for 2006 and 2007, and $6,000 for 2008 and thereafter. For tax years after 2008, the above limits will be increased to reflect a cost-of-living adjustment, if any.

Article II

1. The contribution limit described in Article I is gradually reduced to $0 for higher income annuitants. For a single annuitant, the annual contribution is phased out between adjusted gross income (AGI) of $95,000 and $110,000; for a married annuitant filing jointly, between AGI of $150,000 and $160,000; and for a married annuitant filing separately, between AGI of $0 and $10,000. In the case of a conversion, the issuer will not accept IRA Conversion Contributions in a tax year if the annuitant’s AGI for the tax year the funds were distributed from the other IRA exceeds $100,000 or if the annuitant is married and files a separate return. Adjusted gross income is defined in section 408A(c)(3) and does not include IRA Conversion Contributions.

2. In the case of a joint return, the AGI limits in the preceding paragraph apply to the combined AGI of the annuitant and his or her spouse.

Article III

The annuitant’s interest in the contract is nonforfeitable and nontransferable.

Article IV

1. The contract does not require fixed contributions.

2. Any dividends (refund of contributions other than those attributable to excess contributions) arising under the contract will be applied (before the close of the calendar year following the year of the dividend) as contributions toward the contract.

Article V

1. If the annuitant dies before his or her entire interest in the contract is distributed to him or her and the annuitant’s surviving spouse is not the designated beneficiary, the remaining interest in the contract will be distributed in accordance with (a) below or, if elected or there is no designated beneficiary, in accordance with (b) below:

(a) The remaining interest in the contract will be distributed, starting by the end of the calendar year following the year of the annuitant’s death, over the designated beneficiary’s remaining life expectancy, or a period no longer than such remaining life expectancy, as determined in the year following the death of the annuitant. Life expectancy is determined using the single life table in Regulations section 1.401(a)(9)-9.

(b) The remaining interest in the contract will be distributed by the end of the calendar year containing the fifth anniversary of the annuitant’s death.

2. If the annuitant’s surviving spouse is the designated beneficiary, such spouse will then be treated as the annuitant.

Article VI

1. The annuitant agrees to provide the issuer with all information necessary to prepare any reports required by sections 408(i) and 408A(d)(3)(E), Regulations sections 1.408-5 and 1.408-6, or other guidance published by the Internal Revenue Service (IRS).

2. The issuer agrees to submit to the IRS and annuitant the reports prescribed by the IRS.

Article VII

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through IV and this sentence will be controlling. Any additional articles inconsistent with section 408A, the related regulations, or other published guidance will be invalid.

Article VIII

This endorsement will be amended as necessary to comply with the provisions of the Code, the related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear on the contract.

Article IX

“Right to Examine the Contract” is deleted and replaced by:

Right to Examine the Contract: If for any reason you are not satisfied with this Contract, you may return it within 10 days from the date you received it to Symetra or to the registered representative who sold you this Contract. When we receive this Contract, we will refund the greater of your contract value or your Purchase Payments. We reserve the right to allocate all Purchase Payments designated for the various Portfolios to the [Safeco RST Money Market Portfolio] until the Contract is 15 days old.

“DEFINITIONS – Annuitant” and “THE ANNUITY CONTRACT – ANNUITANT” are deleted and replaced by:

Annuitant: The natural person on whose life annuity payments are based. You are the Annuitant.

“DEFINITIONS – Beneficiary” and the first paragraph of “THE ANNUITY CONTRACT – BENEFICIARY” are deleted and replaced by:

Beneficiary: The person(s) entitled to receive any benefits upon the death of the Owner or, if applicable, after the second Annuitant dies. You initially name your Beneficiaries on the contract application.

“DEFINITIONS – Owner” and “THE ANNUITY CONTRACT – OWNER” are deleted and replaced by:

Owner: The person named on the contract application. On the contract date, the Owner must not have been older than the maximum issue age shown on the contract data page. The Owner has all ownership rights under this Contract. You are the Owner.

Any reference to Joint Owners is deleted.

Any reference to the payee refers to the Owner/Annuitant.

Withdrawals taken prior to age 59 1/2 may be subject to a 10% penalty tax.

“DEATH BENEFIT PROVISIONS – DEATH OF ANNUITANT Prior to the Annuity Date” is deleted.

“DEATH BENEFIT PROVISIONS – DEATH OF ANNUITANT On or After the Annuity Date” is deleted.

“GENERAL PROVISIONS – ASSIGNMENT OF BENEFITS” is deleted.

“GENERAL PROVISIONS – MISSTATEMENT OF AGE OR SEX” is deleted and replaced by:

MISSTATEMENT OF AGE: We may require satisfactory proof of correct age at any time.

•

If annuity payments are based on life or life expectancy and the age of any Annuitant has been misstated, annuity payments will be based on the corrected information. Underpayments will be made up in a lump sum with the next scheduled payment. Overpayments will be deducted from future payments until the total is repaid. We will not credit interest on underpayments or charge interest on overpayments.

•	If the age of any Annuitant or Owner has been misstated, the amount of any death benefit payable will be determined based on the correct age of the Annuitant or Owner.

“ANNUITY PURCHASE RATE TABLES” is deleted and replaced by:

ANNUITY PURCHASE RATE TABLES

VARIABLE ANNUITY PURCHASE RATE TABLE

MORTALITY TABLE USED: The rates in the Variable Annuity Purchase Rate Table are based upon the Annuity 2000 Mortality Table blended 20% Male and 80% Female projected using a generational approach with an initial projection of 20 Years. An age setback of 1 year will be used if the annuity payments begin in the year 2013-2022, 2 years if the annuity payments begin in the year 2023-2032, and an additional 1 year setback for each additional 10 years. The assumed investment return in the table is 4.00%.

Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation. Consideration for ages or combination of lives not shown will be furnished by Symetra upon request.

Consideration Required to Purchase $1 of Monthly Variable Annuity*

		Life	Life	Joint & Survivor Annuity**
Age of Annuitant	Life Annuity	Annuity 5 Years Certain	Annuity 10 Years Certain	Life Annuity	5 Years Certain and Life
55	$226.08	$226.36	$227.21	$247.15	$247.95
56	222.92	223.23	224.16	244.59	245.39
57	219.66	220.00	221.01	241.93	242.73
58	216.30	216.67	217.78	239.17	239.97
59	212.83	213.23	214.45	236.29	237.09
60	209.24	209.68	211.02	233.30	234.10
61	205.55	206.03	207.50	230.20	230.99
62	201.75	202.28	203.90	226.97	227.76
63	197.83	198.42	200.20	223.62	224.41
64	193.81	194.45	196.42	220.15	220.94
65	189.68	190.39	192.56	216.55	217.34
66	185.44	186.22	188.64	212.82	213.61
67	181.10	181.96	184.65	208.97	209.75
68	176.65	177.61	180.60	204.98	205.76
69	172.11	173.17	176.51	200.86	201.65
70	167.46	168.64	172.38	196.62	197.40
71	162.73	164.04	168.23	192.24	193.02
72	157.91	159.39	164.07	187.73	188.51
73	153.01	154.68	159.92	183.11	183.89
74	148.06	149.94	155.79	178.37	179.16
75	143.08	145.19	151.71	173.52	174.32
76	138.06	140.44	147.68	168.58	169.40
77	133.04	135.70	143.73	163.55	164.39
78	128.02	130.98	139.88	158.45	159.31
79	122.99	126.30	136.14	153.27	154.17
80	117.97	121.66	132.53	148.03	148.98
81	112.96	117.08	129.07	142.74	143.75
82	108.00	112.58	125.79	137.42	138.50
83	103.08	108.18	122.70	132.07	133.26
84	98.22	103.89	119.81	126.73	128.04
85	93.45	99.74	117.13	121.39	122.87
86	88.76	95.76	114.64	116.10	117.77
87	84.18	91.95	112.35	110.85	112.78
88	79.72	88.35	110.24	105.67	107.92
89	75.44	84.96	108.32	100.62	103.23
90	71.35	81.80	106.61	95.71	98.73

*	The consideration shown refers to the net value of the Portfolios used to purchase a variable annuity after premium taxes or other applicable charges are deducted. For example, if the Annuitant is 65 years old, a Life Annuity initially equivalent to a monthly income of $1,000 will cost $189,680. However, because this is a variable annuity, the dollar amount of this monthly income is not guaranteed and may increase or decrease.
**	Annuitant and second Annuitant are assumed to be the same age.

FIXED ANNUITY PURCHASE RATE TABLE

MORTALITY TABLE USED: The rates in the Fixed Annuity Purchase Rate Table are based upon the Annuity 2000 Mortality Table blended 20% Male and 80% Female projected using a generational approach with an initial projection of 20 years. The effective interest rate assumed in the table is 2.00%.

Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation. Consideration for ages or combination of lives not shown will be furnished by Symetra upon request.

Consideration Required to Purchase $1 of Monthly Fixed Annuity*

		Life	Life	Joint & Survivor Annuity**
Age of Annuitant	Life Annuity	Annuity 5 Years Certain	Annuity 10 Years Certain	Life Annuity	5 Years Certain and Life
55	$306.55	$306.86	$307.85	$344.87	$345.75
56	300.44	300.77	301.85	339.23	340.11
57	294.23	294.60	295.78	333.48	334.36
58	287.95	288.34	289.63	327.62	328.50
59	281.57	282.00	283.42	321.65	322.53
60	275.10	275.57	277.13	315.56	316.44
61	268.55	269.07	270.78	309.36	310.24
62	261.92	262.48	264.36	303.05	303.93
63	255.20	255.83	257.90	296.64	297.51
64	248.42	249.11	251.40	290.11	290.98
65	241.57	242.33	244.86	283.47	284.34
66	234.66	235.50	238.30	276.73	277.60
67	227.69	228.62	231.74	269.89	270.76
68	220.68	221.69	225.17	262.95	263.81
69	213.61	214.74	218.63	255.92	256.78
70	206.51	207.77	212.12	248.80	249.66
71	199.38	200.78	205.65	241.59	242.45
72	192.23	193.81	199.26	234.31	235.17
73	185.08	186.86	192.95	226.97	227.83
74	177.96	179.96	186.76	219.57	220.44
75	170.88	173.13	180.71	212.14	213.02
76	163.85	166.38	174.81	204.70	205.59
77	156.91	159.74	169.08	197.24	198.16
78	150.05	153.21	163.56	189.79	190.74
79	143.27	146.80	158.24	182.36	183.34
80	136.59	140.53	153.16	174.95	175.98
81	130.02	134.41	148.35	167.58	168.68
82	123.57	128.46	143.81	160.28	161.46
83	117.26	122.70	139.57	153.05	154.34
84	111.10	117.15	135.64	145.92	147.34
85	105.11	111.83	132.01	138.90	140.50
86	99.29	106.76	128.68	132.02	133.84
87	93.67	101.96	125.63	125.30	127.39
88	88.24	97.44	122.85	118.74	121.17
89	83.09	93.24	120.33	112.42	115.23
90	78.20	89.33	118.10	106.32	109.58

*	The consideration shown refers to the net value of the Fixed Account used to purchase a fixed annuity after premium taxes or other applicable charges are deducted. For example, if the Annuitant is 65 years old, a Life Annuity which provides a guaranteed monthly income of $1,000 will cost $241,570.
**	Annuitant and second Annuitant are assumed to be the same age.

All other terms and conditions of the Contract remain unchanged.

Symetra Life Insurance Company

George Pagos
Secretary